LEUCADIA NATIONAL CORPORATION	Exhibit 21
Subsidiaries as of December 31, 2013

State/
Country of
Name	Incorporation

Jefferies Execution Services, Inc.	California
Baldwin Enterprises, Inc.	Colorado
BEI Italia Wireless LLC	Delaware
BIA Investments, LLC	Delaware
Chicago Clean Energy, LLC	Delaware
Conwed Plastics LLC	Delaware
Garcadia Auto, LLC	Delaware
Indiana Gasification, LLC	Delaware
Jefferies Bache Financial Services, Inc.	Delaware
Jefferies Bache, LLC	Delaware
Jefferies Derivative Products, LLC	Delaware
Jefferies Finance, LLC	Delaware
Jefferies Group LLC	Delaware
Jefferies Investment Advisers, LLC	Delaware
Jefferies LLC	Delaware
Jefferies LoanCore LLC	Delaware
Jefferies Mortgage Finance, LLC	Delaware
Jefferies Mortgage Funding, LLC	Delaware
Lake Charles Clean Energy, LLC	Delaware
L-Credit, LLC	Delaware
Leucadia Aviation, Inc.	Delaware
Leucadia Energy, LLC	Delaware
Leucadia LLC	Delaware
LNG Development Company, LLC	Delaware
Mississippi Gasification, LLC	Delaware
MK Resources LLC	Delaware
National Beef California, L.P.	Delaware
National Beef Leathers, LLC	Delaware
National Beef Packing Company, LLC	Delaware
Oregon Pipeline Company, LLC	Delaware
Idaho Timber of Mountain Home, LLC	Idaho
Idaho Timber, LLC	Idaho
Kansas City Steak Company, LLC	Missouri
Leucadia International Corporation	Utah
Jefferies Bache Limited	England & Wales
Jefferies International Limited	England & Wales
Jefferies Investment Management Limited	England & Wales
Jefferies Bache (Hong Kong) Limited	Hong Kong
Jefferies Hong Kong Limited	Hong Kong
Jefferies Singapore Limited	Hong Kong
Jefferies India Private Limited	India
Jefferies (Japan) Limited	Japan
Jefferies Switzerland Limited	Switzerland

Subsidiaries not included on this list, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2013